Exhibit 16.1

Caturano and company

October 28, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Commissioners:

We have read Item 4.01 of Form 8-K of Symbollon Pharmaceuticals, Inc. dated October 28, 2010, expected to be filed with the Securities and Exchange Commission on October 28, 2010 and are in
agreement with the statements concerning our Firm.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Very truly yours,

/s/ CATURANO AND COMPANY, INC.

Boston, Massachusetts